Exhibit 99.1

Birmingham Bloomfield Bancshares, Inc. 33583 Woodward Avenue Birmingham, MI 48009 248-723-7200
July 29, 2011
For Immediate Release:

Contact:	Robert M. Farr Chief Executive Officer Birmingham Bloomfield Bancshares, Inc. 248-283-6430
Birmingham Bloomfield Bancshares, Inc.
Announces $4.6 million in Small Business Lending Fund Capital
BIRMINGHAM, MI — Birmingham Bloomfield Bancshares, Inc. (OTC Bulletin Board: BBBI.OB), (“the Company”) the holding company for Bank of Birmingham (“the Bank”), announced it received $4.6 million in capital under the Small Business Lending Fund (“the SBLF”). The SBLF was created by the Treasury to encourage banks to increase lending to small businesses by providing additional capital to eligible banks at an adjustable dividend rate based on the volume of qualified lending.
The Company used approximately $3.4 million of the proceeds to redeem all of the outstanding shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program, including all outstanding warrants. The majority of the remaining proceeds will be used to increase the regulatory capital levels of the Bank. As of closing date of the investment, the Bank has generated enough loan production to qualify for the lowest dividend rate of 1%. Rob Farr, Chief Executive Officer commented: “we are extremely proud of the Bank’s performance and Treasury’s commitment; this investment will allow the Bank of Birmingham to leverage the additional capital to increase available credit to qualified customers and continue to support the economic growth of our primary market area.”
Birmingham Bloomfield Bancshares, Inc. is the holding company for Bank of Birmingham, a full-service community bank serving Oakland County. Bank of Birmingham is dedicated to providing financial services to small and medium sized businesses; their owners and employees; professionals; and individuals who work or reside in the Oakland County market area. Every Bank of Birmingham customer has a relationship manager who serves a single point of contact empowered to provide all the bank’s services.
Birmingham Bloomfield Bancshares, Inc. marketmakers include Howe Barnes Hoefer and Arnett (acquired by Raymond James), Chicago; Monroe Securities, Chicago; Hill, Thompson, Magid & Co; Jersey City, New Jersey; and Hudson Securities, Inc., Jersey City, New Jersey.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional

Birmingham Bloomfield Bancshares, Inc. 33583 Woodward Avenue Birmingham, MI 48009 248-723-7200
competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

2